Exhibit 3.4

METASTORM INC.

SIXTH ARTICLES OF AMENDMENT AND RESTATEMENT

Metastorm Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:  The Charter of the Corporation currently in effect is hereby amended and restated by striking out in its entirety the existing Charter and inserting in lieu thereof the following:

FIRST: The name of the corporation (which is hereinafter called the “Corporation”) is:

Metastorm Inc.

SECOND: The purpose or purposes of the Corporation are to engage in any or all lawful acts or activities for which corporations may be organized under the Maryland General Corporation Law.

THIRD:  The address of the principal office of the Corporation in Maryland is 500 East Pratt Street, Suite 1250, Baltimore, Maryland 21202.  The name of the resident agent is Allison McCann, whose address is 500 East Pratt Street, Suite 1250, Baltimore, Maryland 21202.  Said resident agent is a citizen of the State of Maryland residing therein.

FOURTH:  (a)  The amount of the total authorized capital stock of this Corporation shall be up to 216,657,212 shares, divided as follows:  (i) 120,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) 96,657,212 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which:

(i)            71,012,991 shares shall be designated as “Series AA Convertible Preferred Stock” (the “Series AA Preferred Stock”);

(ii)           6,800,000 shares shall be designated as “Series BB Convertible Preferred Stock” (the “Series BB Preferred Stock”); and

(iii)          18,844,221 shares shall be designated as “Series CC Convertible Preferred Stock” (the “Series CC Preferred Stock”).

The aggregate par value of all shares of capital stock having a par value is $2,166,572.12.

(b)           Common Stock.  Each share of the Common Stock authorized for issuance by the Corporation shall be entitled to one vote.

(c)           Preferred Stock.  The Preferred Stock authorized hereby may be divided and issued from time to time in series.  Except as otherwise provided in the Corporation’s Charter, or as may be provided in that certain Fifth Amended and Restated Stockholders Agreement by and among the Corporation and certain of the holders of the Corporation’s Series AA Preferred Stock and the holders of the Corporation’s Series CC Preferred Stock (as such may be amended from time to time, the “Stockholders Agreement”), and subject to limitations and requirements prescribed by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized, by a vote of at least a majority of the Board then in office or by a unanimous written consent of the Board then in office, to provide for the issuance of the Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, option or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board to create such series.  The authority of the Board with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be:

(i)            subject to redemption at such time or times and at such price or prices;

(ii)           entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;

(iii)          entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(iv)          convertible into, or exchangeable for, shares of any other class or classes of capital stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any;

(v)           entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or

(vi)          entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board may deem advisable and as are not inconsistent with law and the provisions of the Corporation’s Charter.

The Board is also authorized to decrease the number of shares of any series, subsequent to the issuance of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(d)           Conversion.

(i)            The Corporation shall, at all times when any series of convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of such Preferred Stock, such number of its duly authorized shares of Common Stock (and Series AA Preferred Stock, with respect to the conversion of Series BB Preferred Stock contemplated by Article Fifth (together with the Common Stock, the “Conversion Shares”)) as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Preferred Stock.  The Corporation covenants that all Conversion Shares which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of all Conversion Shares is at all times equal to or less than the lowest of the Series AA Conversion Price and the Series CC Conversion Price in effect at the time.  The Corporation will take all such action as may be necessary to assure that all Conversion Shares may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which any Conversion Shares may be listed.

(ii)           All shares of Preferred Stock which shall have been converted to another class or series of capital stock as herein provided (notwithstanding any failure of the holder or holders thereof to surrender certificates therefor) shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate upon the applicable conversion date, except only the right of the holders thereof to receive Conversion Shares in exchange therefor.  Any shares of Preferred Stock so converted, and all certificates representing such shares, shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce accordingly the number of authorized shares of the series of Preferred Series so converted.

(iii)          The issuance of certificates for Conversion Shares upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted.

(iii)          The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any Conversion Shares in any manner which interferes with the timely conversion of any Preferred Stock in accordance herewith, except as may otherwise be required to comply with applicable securities laws.

(e)           Voting.  In addition to the voting preferences of the Preferred Stock set forth herein, with respect to all matters on which the holders of Common Stock are entitled to vote, the holders of the Series AA Preferred Stock (voting on an “as-converted” basis, as adjusted from time to time in accordance herewith), the holders of Series CC Preferred Stock (voting on an “as converted” basis, as adjusted from time to time in accordance herewith) and the holders of the Common Stock shall vote together as a single class.

FIFTH:  Upon the effectiveness of this Charter (the “Effective Time”), each outstanding share of Series BB Preferred Stock shall be automatically reclassified and converted into 1.8339403 validly issued, fully paid and nonassessable shares of Series AA Preferred Stock.  Immediately following the Effective Time, each certificate that immediately prior to the Effective Time represented outstanding shares of Series BB Preferred Stock (“Old Certificates”) shall represent the right to receive in exchange therefor, as soon as reasonably practicable following the surrender by the holder of such Old Certificate, a new certificate representing the number of whole shares of Series AA Preferred Stock into which the shares of Series BB Preferred Stock so surrendered have been reclassified and converted as of the Effective Time.  If so required by the Corporation, Old Certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing.

SIXTH:  For purposes of Article Seventh below, the following terms shall have the respective meanings indicated:

“Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section 4(c)(ii) of Article Seventh, deemed to be issued) by the Corporation after the Series AA Original Issue Date, other than (a) shares of Common Stock issued or issuable upon the conversion of shares of the Series AA Preferred Stock or Series CC Preferred Stock; (b) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution that is covered by Section 4(d), 4(e) or 4(f) of Article Seventh below; (c) shares of Common Stock issued as consideration (and not as financing) for any business combination between the Corporation and another corporation or entity approved by the Board of Directors; (d) shares of Common Stock or Series AA Preferred Stock issued or issuable to employees, directors or consultants of the Corporation pursuant to a compensation plan or arrangement approved by the Board (provided that the Board shall also approve the grant of shares of Common Stock or Series AA Preferred Stock or other securities exercisable for such shares of Common Stock or Series AA Preferred Stock in connection therewith); (e) shares of Common Stock issued in a Liquidation approved in accordance with Article Twelfth; (f) shares of Common Stock issued or issuable to commercial banking or equipment lease financing entities in connection with banking or lease financing transactions approved by the Board; and (g) shares of Common Stock issued or issuable upon the conversion of shares of Series AA Preferred Stock issued in exchange for shares of Series BB Preferred Stock or warrants to purchase shares of Series BB Preferred Stock.

“Convertible Securities” means any stock, evidences of indebtedness or other securities of the Corporation directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

“Liquidation” has the meaning set forth in Article Eleventh.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Qualified Initial Public Offering” means the closing of a firm commitment underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock to the public that raises gross proceeds for the Corporation of at least $75,000,000 and at an initial price per share to the public at least equal to two and one-half (2½) times the then-applicable Series CC Conversion Price (as defined in Article Eighth).

“Qualified Sale Transaction” has the meaning set forth in Article Eleventh.

“Recapitalization Events” means stock splits, stock dividends, combinations, recapitalizations, reclassifications, mergers, consolidations and other similar events affecting the Corporation’s capital stock.

“Series AA Conversion Date” shall have the meaning set forth in Section 4(b) of Article Seventh.

“Series AA Conversion Price” means $1.38572 per share (subject to adjustment as provided in Section 4 of Article Seventh).

“Series AA Conversion Ratio” shall have the meaning set forth in Section 4(a) of Article Seventh.

“Series AA Conversion Value” means the original Series AA Stated Value.

“Series AA Original Issue Date” means the date on which the Corporation first issued any shares of Series AA Preferred Stock.

“Series AA Stated Value” means $1.38572 per share (subject to appropriate adjustment for any Recapitalization Event).

SEVENTH:  The Series AA Preferred Stock shall be subject to all of the provisions of the Corporation’s Charter relating to the capital stock of the Corporation generally and shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption (section references below are to the corresponding sections in this Article Seventh):

Section 1.              Rank.  The Series AA Preferred Stock will, with respect to dividend rights and rights upon Liquidation, rank:  (a) senior to the Common Stock, and (b) junior to the Series CC Preferred Stock.

Section 2.              Dividend Rate; Series AA Dividend Payment Date.

(a)           Subject to the preferential rights of the holders of the Series CC Preferred Stock as to dividends, the holders of shares of the Series AA Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative dividends at the rate of 8.00% per annum.  Unless otherwise waived in writing by holders of at least two-thirds (2/3) of the then outstanding Series AA Preferred Stock, dividends on each share of Series AA Preferred Stock shall accrue monthly and be cumulative from and including the date on which such share of Series AA Preferred Stock was first issued; provided, however, that dividends shall be deemed to accrue beginning January 1, 2006 with respect to all shares of Series AA Preferred Stock that were outstanding as of October 5, 2005 and with respect to all shares of Series AA Preferred Stock issued upon conversion of Series BB Preferred Stock or in lieu of warrants to purchase shares of Series BB Preferred Stock.

(b)           Notwithstanding anything contained herein to the contrary, dividends on the Series AA Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c)           No dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock (other than a dividend paid in shares of Common Stock) for any period, nor shall any shares of capital stock be redeemed, purchased or otherwise acquired for any consideration (other than the repurchase of shares of capital stock from former employees in connection with the termination of their employment and other than as set forth in Article Tenth) and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation, unless full cumulative dividends on:

(i)            first, the Series CC Preferred Stock shall have been or contemporaneously are declared and paid; and

(iii)          second, the Series AA Preferred Stock shall have been or contemporaneously are declared and paid.

(d)           Any dividend payment made on the Series AA Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable.

(e)           In the event the Corporation shall declare, pay or set aside any dividends with respect to any Common Stock, the holders of the Series AA Preferred Stock then outstanding shall first receive, or contemporaneously receive, a dividend on each outstanding share of Series AA Preferred Stock equal to the product of (i) the dividend payable on each share of Common Stock, multiplied by (ii) the number of shares of Common Stock then issuable upon conversion of a share of Series AA Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

Section 3.              Voting Rights.

(a)           The Corporation shall not take, and shall not permit any subsidiary of the Corporation to take, whether by merger, consolidation or otherwise, any of the following actions without the written consent or affirmative vote of stockholders representing at least two-thirds (2/3) of the then outstanding shares of Series AA Preferred Stock voting as a single class:

(i)            amend, alter, modify or repeal the charter, bylaws or other organic or organizational documents of the Corporation or any of its subsidiaries, whether by merger, consolidation or otherwise, in any manner that would have an adverse effect on the rights, powers, preferences or privileges of the Series AA Preferred Stock;

 (ii)          issue, authorize or sell any preferred stock (or any options, warrants or similar participation rights to purchase such preferred stock) ranking senior to or on parity with the Series AA Preferred Stock as to dividend rights, voting rights and/or rights upon a Liquidation;

(iii)          increase the size of the Board, except as contemplated by Article 3 of the Stockholder’s Agreement;

(iv)          take any action that would adversely affect, in any material respect, the preferences, special rights, privileges or powers of the Series AA Preferred Stock;

(v)           take any action that would increase or decrease the number of authorized shares of Series AA Preferred Stock;

(vi)          substantially change the business in which the Corporation or any of its subsidiaries engages as of the Series CC Original Issue Date (as defined in Article Ninth);

(vii)         issue any equity securities of the Corporation within a fiscal year having an aggregate fair market value (as determined in good faith by the Board of Directors of the Corporation) in excess of $10,000,000;

(viii)        redeem, purchase, retire or otherwise acquire for value, any shares of the capital stock of the Corporation or any shares of the capital stock of any subsidiary of the Corporation (other than the payment of dividends or distributions, or other payments in redemption, made by such subsidiary solely to the Corporation and other than the repurchase of shares of capital stock from former employees in connection with the termination of their employment or other than pursuant to Article Tenth);

(ix)           declare or distribute any dividends with respect to the Common Stock, except for dividends or distributions payable solely in additional shares of Common Stock;

(x)            incur indebtedness for borrowed money, individually or in the aggregate, in excess of $10,000,000; or

(xi)           issue any shares of Series BB Preferred Stock.

(b)           The Corporation shall not permit any of its subsidiaries to take any action which, if taken by the Corporation, would require the consent of the holders of at least two-thirds (2/3) of the then outstanding Series AA Preferred Stock in accordance with the preceding subsection.

Section 4.              Conversion.  The holders of the Series AA Preferred Stock shall have conversion rights as follows (the “Series AA Conversion Rights”):

(a)           Right to Convert. Each share of Series AA Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the Series AA Conversion Value by the Series AA Conversion Price (subject to appropriate adjustment in accordance with this Section 4) (the “Series AA Conversion Ratio”).  No additional consideration shall be paid by a holder of Series AA Preferred Stock upon exercise of the Series AA Conversion Rights.  Upon any such conversion, no adjustment to the Series AA Conversion Price shall be made for any accrued and unpaid dividends on the Series AA Preferred Stock converted.

(b)           Mechanics of Conversion.  In order for a holder of Series AA Preferred Stock to convert shares of Series AA Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series AA Preferred Stock, at the office of the transfer agent for the Series AA Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Series AA Preferred Stock represented by such certificate or certificates.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing.  The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Series AA Conversion Date”).  The Corporation shall, as soon as practicable after the Series AA Conversion Date, issue and deliver at such office to such holder of Series AA Preferred Stock a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled.  As of the Series AA Conversion Date, the person entitled to receive certificates of Common Stock shall be regarded for all corporate purposes as the holder of the number of whole shares of Common Stock to which he or it is entitled upon the conversion.

(c)           Adjustments to Conversion Price for Diluting Issues.

(i)            No Adjustment of Conversion Price.  No adjustment in the number of shares of Common Stock into which the Series AA Preferred Stock is convertible shall be made, by adjustment in the applicable Series AA Conversion Price thereof:  (A) unless the consideration per share (determined pursuant to Section 4(c)(iv)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Series AA Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Share of Common Stock, (B) upon the issuance of any shares of Series BB Preferred Stock or shares of Series AA Preferrred Stock issuable upon the conversion thereof; (C) upon the issuance of any shares of Series CC Preferred Stock or shares of Common Stock issuable upon the conversion thereof, or (D) if prior to such issuance, the Corporation receives written notice from the holders of at least two-thirds (2/3) of the then outstanding shares of Series AA Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of such Additional Shares of Common Stock.

(ii)           Issuance of Securities Deemed Issuance of Additional Shares of Common Stock.  If the Corporation at any time or from time to time after the Series AA Original Issue Date shall issue any Convertible Securities or Options (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Convertible Securities or Options, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(c)(iv)) of such Additional Shares of Common Stock would be less than the Series AA Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1)           no further adjustment in the Series AA Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)           if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series AA Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3)           no readjustment pursuant to clause (2) above shall have the effect of increasing the Series AA Conversion Price to an amount which exceeds the Series AA Conversion Price on the original adjustment date; and

(4)                                  in the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security other than as a result of any exercise thereof, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series AA Conversion Price then in effect shall forthwith be readjusted to such Series AA Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such Options or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series AA Conversion Price computed upon the issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(x)                                   in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation upon such exercise of such Options; or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(y)                                 in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

(iii)                               Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series AA Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(ii)), without consideration or for a consideration per share (determined pursuant to Section 4(c)(iv) hereof) less than the Series AA Conversion Price in effect on the date of and immediately prior to such issuance, then and in each such case, such Series AA Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Series AA Conversion Price by a fraction:

(1)                                  the numerator of which is the amount of Common Stock outstanding immediately before such issuance plus the amount of Common Stock that the aggregate consideration received by the Corporation for the Additional Shares of Common Stock would purchase at the Series AA Conversion Price in effect immediately before such issuance; and

(2)                                  the denominator of which is the Common Stock outstanding immediately before such issuance plus the number of such Additional Shares of Common Stock;

provided, that for purposes of this Section 4(c)(iii), all shares of Common Stock issuable upon exercise of options and warrants outstanding immediately prior to such issuance or upon conversion of the Series AA Preferred Stock and Series CC Preferred Stock shall be deemed to be outstanding.

(iv)                              Determination of Consideration.  For purposes of this Section 4(c), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(1)                                  Cash and Property.  Such consideration shall:

(a)                                  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(b)                                 insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board; and

(c)                                  in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board.

(2)                                  Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(a)                                  the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(b)                                 the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(d)           Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series AA Original Issue Date effect a subdivision of the outstanding Common Stock, the Series AA Conversion Price then in effect immediately before that subdivision shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Series AA Original Issue Date combine the outstanding shares of Common Stock, the Series AA Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)           Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series AA Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series AA Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series AA Conversion Price for the Series AA Preferred Stock then in effect by a fraction:

(i)                                     the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)                                  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series AA Conversion Price for the Series AA Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Series AA Conversion Price for the Series AA Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(f)            Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series AA Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series AA Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series AA Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series AA Preferred Stock.

(g)           Adjustment for Reclassification, Exchange, or Substitution.  If the Common Stock issuable upon the conversion of the Series AA Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series AA Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series AA Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h)           Adjustment for Merger or Reorganization.  In case of any consolidation or merger of the Corporation with or into another corporation which does not cause a Liquidation, each share of Series AA Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series AA Preferred Stock would have been entitled upon such consolidation or merger; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series AA Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series AA Preferred Stock.

(i)            No Impairment.  The Corporation will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Series AA Conversion Rights of the holders of Series AA Preferred Stock against impairment.

(j)            Notice of Record Date.  In the event:

(i)                                     that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii)                                  that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii)                               of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of

Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation; or

(iv)                              of the Liquidation of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series AA Preferred Stock, and shall cause to be mailed to the holders of the Series AA Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating:

(A)                              the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)                                the date on which such reclassification, consolidation, merger, or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, or Liquidation.

(k)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series AA Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series AA Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments; (ii) the Series AA Conversion Price then in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series AA Preferred Stock.

Section 5.              Exclusion of Other Rights.  Except as set forth in the Charter and the Stockholders Agreement, the Series AA Preferred Stock shall not have any preferences or other rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption.

Section 6.              Mandatory Conversion of Series AA Preferred Stock.

(a)           (i)  Upon written request of the holders of more than two-thirds (2/3) of the then outstanding shares of the Series AA Preferred Stock, voting together as a single class, the Corporation shall convert all of the outstanding shares of Series AA Preferred Stock into shares of Common Stock in accordance with Section 4 and (ii) upon the closing of a Qualified Initial Public Offering, all of the Series AA Preferred Stock then outstanding shall automatically be converted into shares of Common Stock at the Series AA Conversion Price (subject to appropriate adjustment in accordance with Section 4) in accordance with Section 4.

(b)           If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing.  As soon as practicable after the date of such conversion and the surrender of the certificate or certificates for Series AA Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof.  Upon any such conversion, no adjustment to the Series AA Conversion Price shall be made for any accrued and unpaid dividends on the Series AA Preferred Stock converted.

EIGHT:  For purposes of Article Ninth below, the following terms shall have the respective meanings indicated:

“Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section 4(c)(ii) of Article Ninth, deemed to be issued) by the Corporation after the Series CC Original Issue Date, other than (a) shares of Common Stock issued or issuable upon the conversion of shares of the Series AA Preferred Stock or Series CC Preferred Stock; (b) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution that is covered by Section 4(d), 4(e) or 4(f) of Article Ninth below; (c) (c) shares of Common Stock issued as consideration (and not as financing) for any business combination between the Corporation and another corporation or entity approved by the Board of Directors; (d) shares of Common Stock or Series AA Preferred Stock issued or issuable to employees, directors or consultants of the Corporation pursuant to a plan or arrangement approved by the Board (provided that the Board shall also approve the grant of shares of Common Stock or Series AA Preferred Stock or other securities exercisable for such shares of Common Stock or Series AA Preferred Stock in connection therewith); (e) shares of Common Stock issued in connection with a Liquidation approved in accordance with Article Twelfth; (f) shares of Common Stock issued or issuable to commercial banking or equipment lease financing entities in connection with banking or lease financing transactions approved by the Board; and (g) shares of Common Stock issued or issuable upon the conversion of shares of Series AA Preferred Stock issued in exchange for shares of Series BB Preferred Stock or warrants to purchase shares of Series BB Preferred Stock.

“Convertible Securities” means any stock, evidences of indebtedness or other securities of the Corporation directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

“Liquidation” has the meaning set forth in Article Eleventh.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Qualified Initial Public Offering” means the closing of a firm commitment underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock to the public that raises gross proceeds for the Corporation of at least $75,000,000 and at an initial price per share to the public at least equal to two and one-half (2½) times the then-applicable Series CC Conversion Price.

“Qualified Sale Transaction” has the meaning set forth in Article Eleventh.

“Recapitalization Events” means stock splits, stock dividends, combinations, recapitalizations, reclassifications, mergers, consolidations and other similar events affecting the Corporation’s capital stock.

“Series CC Conversion Price” means  $1.592 per share (subject to adjustment as provided in Section 4 of Article Ninth).

“Series CC Conversion Value” means the original Series CC Stated Value.

“Series CC Conversion Date” shall have the meaning set forth in Section 4(b) of Article Ninth.

“Series CC Conversion Ratio” shall have the meaning set forth in Section 4(a) of Article Ninth.

“Series CC Original Issue Date” means the date on which the Corporation first issued any shares of Series CC Preferred Stock.

“Series CC Stated Value” means $1.592 per share (subject to appropriate adjustment for any Recapitalization Event).

NINTH:  The Series CC Preferred Stock shall be subject to all of the provisions of the Corporation’s Charter relating to the capital stock of the Corporation generally and shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption (section references below are to the corresponding sections in this Article Ninth):

Section 1.              Rank.  The Series CC Preferred Stock will, with respect to dividend rights and rights upon Liquidation, rank:  (a) senior to (i) the Common Stock and (ii) the Series AA Preferred Stock.

Section 2.              Dividend Rate; Series CC Dividend Payment Date.

(a)  The holders of shares of the Series CC Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative dividends at the rate of 8.00% per annum. Dividends on each share of Series CC Preferred Stock shall accrue monthly and be cumulative from and including the date on which such share of Series CC Preferred Stock was first issued.

(b)           Notwithstanding anything contained herein to the contrary, dividends on the Series CC Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c)           No dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock or shares of Series AA Preferred Stock (other than a dividend paid in shares of Common Stock) for any period, nor shall any shares of capital stock be redeemed, purchased or otherwise acquired for any consideration (other than the repurchase of shares of capital stock from former employees in connection with the termination of their employment and other than as set forth in Article Tenth) and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation, unless full cumulative dividends on the Series CC Preferred Stock shall have been or contemporaneously are declared and paid.

(d)           Any dividend payment made on the Series CC Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable.

(e)           In the event the Corporation shall declare, pay or set aside any dividends with respect to any Common Stock, the holders of the Series CC Preferred Stock then outstanding shall first receive, or contemporaneously receive, a dividend on each outstanding share of Series CC Preferred Stock equal to the product of (i) the dividend payable on each share of Common Stock, multiplied by (ii) the number of shares of Common Stock then issuable upon conversion of a share of Series CC Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

Section 3.              Voting Rights.

(a)           The Corporation shall not take, and shall not permit any subsidiary of the Corporation to take, whether by merger, consolidation or otherwise, any of the following actions without the written consent or affirmative vote of stockholders representing a majority of the then outstanding shares of Series CC Preferred Stock voting together as a single class:

(i)

amend, alter, modify or repeal the articles of incorporation, bylaws or other organic or organizational documents of the Corporation or any of its subsidiaries, whether by merger, consolidation or otherwise, in any manner that would have an adverse effect on the rights, powers, preferences or privileges of the Series CC Preferred Stock;

(ii)

issue, authorize or sell any preferred stock (or any options, warrants or similar participation rights to purchase such preferred stock) ranking senior to or on parity with the Series CC Preferred Stock as to dividend rights, voting rights and/or rights upon a Liquidation;

(iii)	increase the size of the Board, except as contemplated by Article 3 of the Stockholders Agreement;

(iv)	any action, whether by merger, consolidation or otherwise, that would adversely affect, in any material respect, the preferences, special rights, privileges or powers of the Series CC Preferred Stock;

(v)	take any action that would increase or decrease the number of authorized shares of Series CC Preferred Stock;

(vi)	substantially change the business in which the Corporation or any of its subsidiaries engages as of the Series CC Original Issue Date;

(vii)

issue any equity securities of the Corporation within a fiscal year having an aggregate fair market value (as determined in good faith by the Board of Directors of the Corporation) in excess of $10,000,000;

(viii)

redeem, purchase, retire or otherwise acquire for value, any shares of the capital stock of the Corporation or any shares of the capital stock of any subsidiary of the Corporation (other than the payment of dividends or distributions, or other payments in redemption, made by such subsidiary solely to the Corporation and other than the repurchase of shares from former employees in connection with the termination of their employment or other than pursuant to Article Tenth);

(ix)	declare or distribute any dividends with respect to the Common Stock, except for dividends or distributions payable solely in additional shares of Common Stock;

(x)	incur indebtedness for borrowed money, individually or in the aggregate, in excess of $10,000,000; or

(xi)	issue any shares of Series BB Preferred Stock.

(b)           The Corporation shall not permit any of its subsidiaries to take any action which, if taken by the Corporation, would require the consent of the holders of at least a majority of the then outstanding Series CC Preferred Stock in accordance with the subsection (a) of this Section 3.

(c)           Notwithstanding anything herein to the contrary, the Corporation shall not engage in any Liquidation at any time between the Series CC Original Issue Date and the second anniversary of the Series CC Original Issue Date (inclusive), if

(i)	the amount of proceeds to paid in respect of a share of Series CC Preferred Stock in connection with such Liquidation is less than two (2) times the Series CC Stated Value; and

(ii)

stockholders representing at least seventy-five percent (75%) of the then outstanding shares of Series CC Preferred Stock vote against the approval of such Liquidation or otherwise provide written notice to the Corporation of their opposition to the consummation of such Liquidation.

Section 4.              Conversion.  The holders of the Series CC Preferred Stock shall have conversion rights as follows (the “Series CC Conversion Rights”):

(a)           Right to Convert. Each share of Series CC Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the Series CC Conversion Value by the Series CC Conversion Price (subject to appropriate adjustment in accordance with this Section 4) (the “Series CC Conversion Ratio”).  No additional consideration shall be paid by a holder of Series CC Preferred Stock upon exercise of the Series CC Conversion Rights.  Upon any such conversion, no adjustment to the Series CC Conversion Price shall be made for any accrued and unpaid dividends on the Series CC Preferred Stock converted.

(b)           Mechanics of Conversion.  In order for a holder of Series CC Preferred Stock to convert shares of Series CC Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series CC Preferred Stock, at the office of the transfer agent for the Series CC Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Series CC Preferred Stock represented by such certificate or certificates.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing.  The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the “Series CC Conversion Date”).  The Corporation shall, as soon as practicable after the Series CC Conversion Date, issue and deliver at such office to such holder of Series CC Preferred Stock a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled.  As of the Series CC Conversion Date, the person entitled to receive certificates of Common Stock shall be regarded for all corporate purposes as the holder of the number of whole shares of Common Stock to which he or it is entitled upon the conversion.

(c)           Adjustments to Conversion Price for Diluting Issues.

(i)            No Adjustment of Conversion Price.  No adjustment in the number of shares of Common Stock into which the Series CC Preferred Stock is convertible shall be made, by adjustment in the applicable Series CC Conversion Price thereof:  (A) unless the consideration per share (determined pursuant to Section 4(c)(iv)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Series CC Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Share of Common Stock, or (B) if prior to such issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series CC Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of such Additional Shares of Common Stock.

(ii)           Issuance of Securities Deemed Issuance of Additional Shares of Common Stock.  If the Corporation at any time or from time to time after the Series CC Original Issue Date shall issue any Convertible Securities or Options (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Convertible Securities or Options, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(c)(iv)) of such Additional Shares of Common Stock would be less than the Series CC Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1)           no further adjustment in the Series CC Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)           if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series CC Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3)           no readjustment pursuant to clause (2) above shall have the effect of increasing the Series CC Conversion Price to an amount which exceeds the Series CC Conversion Price on the original adjustment date; and

(4)           in the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security other than as a result of any exercise thereof, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series CC Conversion Price then in effect shall forthwith be readjusted to such Series CC Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such Options or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series CC Conversion Price computed upon the issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(x)            in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation upon such exercise of such Options; or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(y)           in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

(iii)          Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series CC Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(ii)), without consideration or for a consideration per share (determined pursuant to Section 4(c)(iv) hereof) less than the Series CC Conversion Price in effect on the date of and immediately prior to such issuance, then and in each such case, such Series CC Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Series CC

Conversion Price by a fraction:

(1)           the numerator of which is the amount of Common Stock outstanding immediately before such issuance plus the amount of Common Stock that the aggregate consideration received by the Corporation for the Additional Shares of Common Stock would purchase at the Series CC Conversion Price in effect immediately before such issuance; and

(2)           the denominator of which is the Common Stock outstanding immediately before such issuance plus the number of such Additional Shares of Common Stock;

provided, that for purposes of this Section 4(c)(iii), all shares of Common Stock issuable upon exercise of options and warrants outstanding immediately prior to such issuance or upon conversion of the Series AA Preferred Stock and Series CC Preferred Stock shall be deemed to be outstanding.

(iv)          Determination of Consideration.  For purposes of this Section 4(c), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(1)           Cash and Property.  Such consideration shall:

(a)                                  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(b)                                 insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board; and

(c)                                  in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board.

(2)           Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to

Section 4(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(a)                                  the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(b)                                 the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(d)           Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series CC Original Issue Date effect a subdivision of the outstanding Common Stock, the Series CC Conversion Price then in effect immediately before that subdivision shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Series CC Original Issue Date combine the outstanding shares of Common Stock, the Series CC Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)           Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series CC Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series CC Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series CC Conversion Price for the Series CC Preferred Stock then in effect by a fraction:

(i)                                     the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series CC Conversion Price for the Series CC Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Series CC Conversion Price for the Series CC Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(f)            Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series CC Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series CC Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series CC Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series CC Preferred Stock.

(g)           Adjustment for Reclassification, Exchange, or Substitution.  If the Common Stock issuable upon the conversion of the Series CC Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series CC Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series CC Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h)           Adjustment for Merger or Reorganization.  In case of any consolidation or merger of the Corporation with or into another corporation which does not cause a Liquidation, each share of Series CC Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series CC Preferred Stock would have been entitled upon such consolidation or merger; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series CC Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series CC Preferred Stock.

(i)            No Impairment.  The Corporation will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Series CC Conversion Rights of the holders of Series CC Preferred Stock against impairment.

(j)            Notice of Record Date.  In the event:

(i)            that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii)           that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii)          of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation; or

(iv)          of the Liquidation of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series CC Preferred Stock, and shall cause to be mailed to the holders of the Series CC Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating:

(A)          the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)           the date on which such reclassification, consolidation, merger, or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, or Liquidation.

(k)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series CC Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series CC Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments; (ii) the Series CC Conversion Price then in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series CC Preferred Stock.

Section 5.              Exclusion of Other Rights.  Except as set forth in the Charter and the Stockholders Agreement, the Series CC Preferred Stock shall not have any preferences or other rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption.

Section 6.              Mandatory Conversion of Series CC Preferred Stock.

(a)           All of the Series CC Preferred Stock then outstanding shall be converted into shares of Common Stock at the Series CC Conversion Price (as adjusted) in accordance with Section 4:

(i)            automatically upon the closing of a Qualified Initial Public Offering; or

(ii)           by the Corporation upon written request of the holders of a majority of the then outstanding shares of the Series CC Preferred Stock.

(b)           If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing.  As soon as practicable after the date of such conversion and the surrender of the certificate or certificates for Series CC Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof.  Upon any such conversion, no adjustment to the Series CC Conversion Price shall be made for any accrued and unpaid dividends on the Series CC Preferred Stock converted.

TENTH.   Redemption.

Section 1.              Series CC Preferred Stock.

(a)           Redemption Price.  As used herein, “Series CC Redemption Price” means, for each share of Series CC Preferred Stock, an amount equal to the Series CC Liquidation Preference (as defined in Article Eleventh) as of the Series CC Redemption Date (as defined below).  For purposes of calculating the Series CC Liquidation Preference as of the Series CC Redemption Date, clause (ii) of the definition of Series CC Liquidation Preference shall be determined by multiplying (A) the Series CC Conversion Ratio (as defined in Article Ninth) and (B)  the fair market value of the Common Stock as of the Series CC Redemption Date, assuming all shares of Preferred Stock were converted into shares of Common Stock pursuant to the terms of these Sixth Articles of Amendment and Restatement immediately prior to the Series CC Redemption Date.  The fair market value of the shares of Common Stock shall be determined by an independent appraiser selected by the Corporation and approved by a majority of the holders of the Series CC Preferred Stock.

(b)           Redemption Option.  At any time after the fifth (5th) anniversary of the Series CC Original Issue Date (as defined in Article Eighth), upon the written request (a “Series CC Redemption Request”) of any holder of Series CC Preferred Stock, the Corporation shall redeem from such holders all, but not less than all, of the then issued and outstanding shares of Series CC Preferred Stock held by such holder ( “Series CC Redemption Shares”) at the Series CC Redemption Price.  Upon its receipt of a Series CC Redemption Request, the Corporation shall, within ten (10) days of its receipt of such request, send to (i) each holder of Series CC Preferred Stock, with respect to whose shares no Series CC Redemption Request has been delivered to the Company, and (ii) each holder of Series AA Preferred Stock written notice indicating that a Series CC Redemption Request has been received by the Company and listing the number of shares of Series CC Preferred Stock subject to the Series CC Redemption Request (each such notice, a “Series CC Redemption Request Notice”).  If the Company subsequently receives, within twenty (20) days following delivery of the relevant Series CC Redemption Request Notice (an “Applicable Redemption Request Deadline”), a Series CC Redemption Request from any holder of Series CC Preferred Stock or a Series AA Redemption Request from a requisite number of holders of Series AA Preferred Stock pursuant to Section 2(b) of this Article Tenth, then all such Series CC Redemption Requests and such Series AA Redemption Request shall be treated by the Corporation as if the Corporation had received all such requests simultaneously (the redemption of all shares of Series AA Preferred Stock and Series CC Preferred Stock pursuant to such requests (including the initial Series CC Redemption Request) is hereinafter referred to as an “Applicable Redemption”).  The date of redemption shall be on a date selected by the Corporation that is no later than 180 days after receipt by the Corporation of the initial Series CC Redemption Request (an “Applicable Redemption Date”).

(c)           Manner of Redemption.  In the event the Corporation becomes obligated to redeem any Series CC Redemption Shares pursuant to subsection (b) above, or any Series AA Redemption Shares pursuant to Section 2(b) of this Article Tenth, the Corporation shall send written notice of such obligation to each holder of record of such shares following the Applicable Redemption Request Deadline and at least thirty (30) days prior to the Applicable Redemption Date, which notice shall set forth the following: (i) the number of shares to be redeemed by the Corporation from such stockholder; (ii) the aggregate number of Series CC Redemption Shares  and Series AA Redemption Shares, as applicable, to be redeemed from all the holders thereof; (iii) the Applicable Redemption Date; (iv) the Series CC Redemption Price or Series AA Redemption Price, as applicable, per share; and (v) instructions to the holders thereof to surrender all certificates evidencing the Series CC Redemption Shares and Series AA Redemption Shares, as applicable, to the Corporation at its principal office (or such other place as may be designated in the notice by the Corporation); provided, however, that the failure of the Corporation to deliver such notice shall not relieve the Corporation of its obligation to redeem the Series CC Redemption Shares and Series AA Redemption Shares, as applicable, pursuant to the terms of this Article Tenth.

Section 2.              Series AA Preferred Stock.

(a)           Redemption Price.  As used herein, “Series AA Redemption Price” means, for each share of Series AA Preferred Stock, an amount equal to the Series AA Liquidation Preference (as defined in Article Eleventh) as of the Series AA Redemption Date (as defined below).  For purposes of calculating the Series AA Liquidation Preference as of the Series AA Redemption Date, clause (ii) of the definition of Series AA Liquidation Preference shall be determined by multiplying (A) the Series AA Conversion Ratio (as defined in Article Seventh) and (B)  the fair market value of the Common Stock as of the Series AA Redemption Date, assuming all shares of Preferred Stock were converted into shares of Common Stock pursuant to the terms of these Sixth Articles of Amendment and Restatement immediately prior to the Series AA Redemption Date.  The fair market value of the shares of Common Stock shall be determined by an independent appraiser selected by the Corporation and approved by a majority of the holders of the Series AA Preferred Stock; provided, however, that in the event that shares of Series CC Preferred Stock are to be redeemed on the same Applicable Redemption Date, the independent appraiser shall be selected by the Corporation and approved by a majority of the holders of the Series CC Preferred Stock.

(b)           Redemption Option.  At any time after the fifth (5th) anniversary of the Series CC Original Issue Date, upon the written request of the holders of more than sixty-six percent (66%) of the then outstanding shares of the Series AA Preferred Stock (a “Series AA Redemption Request”), the Corporation shall redeem from the holders thereof all, but not less than all, of the then issued and outstanding shares of Series AA Preferred Stock (collectively, the “Series AA Redemption Shares”) at the Series AA Redemption Price.  Upon its receipt of a Series AA Redemption Request from a requisite number of holders of Series AA Preferred Stock pursuant to Section 2(b) of this Article Tenth, the Corporation shall, within ten (10) days of its receipt of such request, send to each holder of Series CC Preferred Stock, with respect to whose shares no Series CC Redemption Request has been delivered to the Company, written notice indicating that a Series AA Redemption Request has been received by the Company (each such notice, a “Series AA Redemption Request Notice”).  If the Company subsequently receives, within twenty (20) days following delivery of the Series AA Redemption Request notice (an “Applicable Redemption Request Deadline”), a Series CC Redemption Request from any holder of Series CC Preferred Stock, then the Series AA Redemption Request and all such Series CC Redemption Requests shall be treated by the Corporation as if the Corporation had received all such requests simultaneously (the redemption of all shares of Series AA Preferred Stock and Series CC Preferred Stock pursuant to such requests (including the initial Series AA Redemption Request) is hereinafter referred to as an “Applicable Redemption”). The date of redemption shall be on a date selected by the Corporation that is no later than 180 days after receipt by the Corporation of the Series AA Redemption Request (an “Applicable Redemption Date”).

(c)           Manner of Redemption.  In the event the Corporation becomes obligated to redeem the Series AA Redemption Shares pursuant to subsection (b) above, the Corporation shall send written notice of its intent or obligation to do so to each holder of record of such shares in accordance with Section 1(c) of this Article Tenth.

Section 3.              Rank.  Notwithstanding anything herein to the contrary, the Corporation shall not pay any portion of the redemption price in respect of any Series AA Redemption Shares redeemed in an Applicable Redemption unless all unpaid amounts the Corporation is then obligated to pay in respect of all Series CC Redemption Shares redeemed in such Applicable Redemption or any redemption occurring prior to such Applicable Redemption (including the total amount of principal and interest then outstanding under any Redemption Notes (as defined below) issued in respect of Series CC Redemption Shares) are first paid in full.

Section 4.              Effect of Redemption.  Upon receipt of notice of redemption from the Corporation pursuant to Section 1(c) of this Article Tenth, as applicable (in each case, a “Redemption Notice”), each holder of Series AA Redemption Shares or Series CC Redemption Shares, as applicable (in each case, “Redemption Shares”) shall surrender to the Corporation all certificates evidencing the shares to be redeemed as instructed, and, thereupon, the Corporation shall pay the Series AA Redemption Price or Series CC Redemption Price, as applicable (in each case, the “Redemption Price”) for each such share to the order of the holder of the shares so redeemed and each such certificate and the shares evidenced thereby shall be canceled and retired.  No Redemption Shares redeemed by the Corporation shall be reissued by the Corporation.  From and after the Redemption Date set forth in the Corporation’s Redemption Notice, no further dividends shall accrue upon any of the Redemption Shares covered thereby, subject to the redemption thereof on such date.

Section 5.              Funds Insufficient to Effect Redemptions.  If, at any time, the Corporation shall be required to redeem any Redemption Shares, and the Corporation shall not have assets or funds legally available for the redemption of all of the shares required to be redeemed in an Applicable Redemption, then the Corporation shall (after giving effect to Section 3 of this Article Tenth) redeem ratably from the holders of the applicable Redemption Shares such number of shares as it shall have funds legally available therefore and shall issue to the holders of the Redemption Shares for which the full Redemption Price has not been paid one-year notes (“Redemption Notes”) bearing interest at 8.0% per annum with such other terms and conditions as the holders of a majority of the holders of the Redemption Shares and the Corporation shall reasonably agree, each with a principal amount equal to the Redemption Price for the Redemption Shares for which the note is delivered.

ELEVENTH: This Article Eleventh sets forth rights, privileges preferences, terms and conditions applicable to (i) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or (ii) any Qualified Sale Transaction (as defined below) (any of the foregoing, a “Liquidation”); provided, however, that a reincorporation or like transaction untaken for the sole purpose of changing the Corporation’s domicile shall not be deemed to be a Liquidation.  When used in this Charter: (x) “Acquisition” means a consolidation or merger of the Corporation with or into any other corporation or other entity or person, or an acquisition of assets or other corporate reorganization, in which stockholders of the Corporation immediately prior to such consolidation, merger, acquisition of assets or reorganization, own less than a majority of the common stock, on an as converted, fully-diluted basis of the surviving entity immediately after such consolidation, merger, acquisition of assets or reorganization; (y) “Asset Transfer” means a sale, lease or other disposition of all or substantially all of the assets of the Corporation, in one or more related transactions; and (z) “Qualified Sale Transaction” means an Acquisition or Asset Transfer.

Section 1.              Series CC Liquidation Preference.

(a)           Upon any Liquidation, before any distribution or payment of any Proceeds (defined below) shall be made to holders of shares of Common Stock or Series AA Preferred Stock, the holders of shares of Series CC Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders or any consideration or proceeds payable to the Corporation’s stockholders as a result of such Liquidation (collectively, “Proceeds”), an amount of cash or other property per share of Series CC Preferred Stock (the “Series CC Liquidation Preference”), valued in accordance with Section 5 of this Article Eleventh, equal to the greater of:

 (i)           the Series CC Stated Value (as defined in Article Eighth), plus the amount of any accrued and unpaid dividends (whether or not declared) on such share of Series CC Preferred Stock; or

(ii)           the amount per share of Series CC Preferred Stock the holder of such share of Series CC Preferred Stock would be entitled to receive if all shares of Preferred Stock were converted into shares of Common Stock pursuant to the terms of these Sixth Articles of Amendment and Restatement immediately prior to such Liquidation.

(b)             In the event that, upon such Liquidation, the Proceeds available for distribution or payment to the Corporation’s stockholders are insufficient to pay the holders of Series CC Preferred Stock the full amount to which they shall be entitled, then the holders of the Series CC Preferred Stock shall share ratably in any such distribution or payment of Proceeds in proportion to the full preferential payment rights upon a Liquidation to which they would otherwise be respectively entitled.

Section 2.              Series AA Liquidation Preference.

(a)           Upon any Liquidation, after all payments have been made to the holders of the Series CC Preferred Stock pursuant to Section 2 above, but before any distribution or payment of any Proceeds shall be made to holders of shares of Common Stock, the holders of shares of Series AA Preferred Stock shall be entitled to be paid out of the remaining Proceeds, if any, available for distribution to the Corporation’s stockholders an amount of cash or other property per share of Series AA Preferred Stock (the “Series AA Liquidation Preference”), valued in accordance with Section 5 of this Article Eleventh, equal to the greater of (i) the Series AA Stated Value, plus the amount of any accrued and unpaid dividends (whether or not declared) on such share of Series AA Preferred Stock and (ii) the amount per share of Series AA Preferred Stock that the holder of such share of Series AA Preferred Stock would be entitled to receive if all shares of Preferred Stock were converted to shares of Common Stock pursuant to the terms of these Sixth Articles of Amendment and Restatement immediately prior to such Liquidation.

(b)           In the event that, upon such Liquidation, the remaining Proceeds, if any, available for distribution or payment to the Corporation’s stockholders are insufficient to pay the holders of Series AA Preferred Stock the full amount to which they shall be entitled, then the holders of the Series AA Preferred Stock shall share ratably in any such distribution or payment of Proceeds in proportion to the full preferential payment rights upon a Liquidation to which they would otherwise be respectively entitled.

Section 4.  Common Stock Liquidation Payment.  Upon any Liquidation, after all payments have been made to the holders of the Series CC Preferred Stock pursuant to Section 2 above, to the holders of Series AA Preferred Stock pursuant to Section 3 above, the holders of shares of Common Stock shall be entitled to be paid out of the remaining Proceeds, if any, available for distribution to the Corporation’s stockholders for each share of Common Stock, an amount equal to all remaining Proceeds, if any, ratably.

Section 5.  Valuation of Proceeds.  The amount deemed paid or distributed to the holders of capital stock of the Corporation in respect of such capital stock upon any Liquidation shall be the amount of cash or the fair market value of the property, rights or securities paid or distributed to such holders by the Corporation or by the acquiring person, firm or other entity.  Any securities shall be valued as follows:

(a)           Securities not subject to investment letter or other similar restrictions on free marketability:

(i)                                     If traded on a securities exchange or The Nasdaq Stock Market, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or The Nasdaq Stock Market over the 30-day period ending 3 days prior to the closing of such transaction;

(ii)                                  If (i) above does not apply but the securities are actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over the 30-day period ending 3 days prior to the closing of such transaction; and

(iii)                               If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors;

(b)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 5(a) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(c)           Notwithstanding Sections 5(a) and (b) of this Article Eleventh, in the event such securities are paid or distributed to the holders of capital stock of the Corporation by an entity that is not an affiliate (as defined in Regulation 12B-2 promulgated under the Securities Exchange Act of 1934, as amended) of the Corporation pursuant to a definitive transaction agreement (such as a merger agreement) in which the aggregate value of such securities is determined pursuant to an express formula set forth in such definitive transaction agreement, then the fair market value of such securities shall instead be determined in accordance with the express formula set forth in such definitive transaction agreement.

Section 5.  Notice of Liquidation.  Written notice of any Liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 10 nor more than 90 days prior to the payment date stated therein, to each record holder of shares of Series AA Preferred Stock and each record holder of shares of shares of Series CC Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series AA Preferred Stock and Series CC Preferred Stock (as the case may be) will have no right or claim to any of the remaining assets of the Corporation.

Section 6.  Treatment of Liquidation Obligations.  In determining whether a distribution (other than upon Liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series AA Preferred Stock and Series CC Preferred Stock shall not be added to the Corporation’s total liabilities.

TWELFTH:  Preferred Protective Provisions

(a)           The Corporation shall not take, and shall not permit any subsidiary of the Corporation to take, whether by merger, consolidation or otherwise, any of the following actions without the written consent or affirmative vote of stockholders representing at least sixty percent (60%) of the then outstanding shares of Series CC Preferred Stock and Series AA Preferred Stock voting together as a single class on an as-converted basis:

(i)                                     amend, alter, modify, waive or repeal the articles of incorporation, bylaws or other organic or organizational documents of the Corporation or any of its subsidiaries, whether by merger, consolidation or otherwise;

(ii)                                  effect a Liquidation (as defined in Article Eleventh);

(iii)                               sell, transfer, lease or dispose of any assets of the Corporation with a value (individually or in the aggregate) in excess of $10,000,000 in one transaction or a series of related transactions; or

(iv)                              make, or cause any of its subsidiaries to make, any loan, advance or payment to, or transfer any assets or property to, enter into any contract or amendment of any agreement with, or engage in any other transaction with, any person or entity in which any stockholder, director or other officer of the Corporation, or any of their respective immediate family members or affiliates, has an any interest in excess of $50,000.

(b)           Notwithstanding anything herein to the contrary, the Corporation may, from time to time, without obtaining any prior consent of any stockholder of the Corporation (i) cause any of its wholly-owned subsidiaries to merge into the Corporation, with the Corporation as the surviving corporation, provided, that any such merger shall only be permitted in accordance with the terms of Section 3-106 of the Maryland General Corporation Law and in no event shall such merger adversely affect the preferences, special rights, privileges or powers of the Series AA Preferred Stock or the Series CC Preferred Stock; or (ii) cause any of its wholly-owned subsidiaries to distribute all of such subsidiary’s assets to the Corporation and thereafter terminate the existence of such subsidiary.

THIRTEENTH:  The Corporation shall have seven (7) directors, which number may be increased by the Board pursuant to the bylaws of the Corporation and the Stockholders Agreement.  Robert J. Farrell, Harry Copperman, Mike Zisman, Mike Forster, Adam Lichtenstein and Matthew Mead constitute the current directors of the Corporation.

FOURTEENTH:   Indemnification; Limitation of Liability

Section 1.              Mandatory Indemnification.  The Corporation shall indemnify its directors and officers (including its former directors and officers) against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended.

Section 2.              Discretionary Indemnification.  If approved by the Board, the Corporation may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board.

Section 3.              Advancing Expenses Prior to a Decision.  The Corporation shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the Maryland General Corporation Law and may in the discretion of the Board advance expenses to employees, agents and others who may be granted indemnification.

Section 4.              Other Provisions for Indemnification.  The Board may, by bylaw, resolution or agreement, make further provision for indemnification of directors, officers, employees and agents.

Section 5.              Limitation of Liability of Directors and Officers.  To the maximum extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, as from time to time amended, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages.  This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

Section 6.              Effect of Amendment or Repeal.  No amendment or repeal of any section of this Article, or the adoption of any provision of the Corporation’s Articles of Incorporation inconsistent with this Article, shall apply to or affect in any respect the rights to indemnification or limitation of liability of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

FIFTEENTH:   Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in the Corporation’s Charter, or as may otherwise be provided in any contract between the Corporation and any of its stockholders.

SIXTEENTH:  Subject to the requirements of the Corporation’s Charter and the Maryland General Corporation Law with respect to the approval of amendments to the Corporation’s Charter, the Corporation reserves the right to make, from time to time, any amendments of its Charter which now or hereafter be authorized by law, including any amendments which alter the contract rights of any class of outstanding stock as expressly set forth in the Charter.

SEVENTEENTH:  Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by the Board and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the Maryland General Corporation Law.  The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action.

EIGHTTEENTH:  The duration of the Corporation shall be perpetual.

NINETEENTH:  For the purposes of all applicable legislation and regulation, each of the stockholders, officers and directors of the Corporation authorize Mayflower L.P., 3i Group plc and affiliates of 3i Group plc (both within and outside the United States) to process (but only amongst such entities and their advisors and only within the meaning of European Directive 95/46/EC) any data or information concerning them which is obtained in the course of its and their due diligence and other investment business.  The data and information which may be processed for such purposes shall include any information which may have a bearing on the prudence or commercial merits of investing or disposing of any stock (or other investment or security) in the Corporation.  Nothing in this authority shall entitle Mayflower L.P., 3i Group plc or any affiliate of 3i Group plc to make any unauthorized disclosure of such data or information to third parties.

SECOND:  The Corporation desires to amend and restate its Charter as currently in effect.  The provisions set forth in the above Sixth Articles of Amendment and Restatement are all of the provisions of the Corporation’s Charter currently in effect as hereby amended and restated.

THIRD:  The Board of Directors of the Corporation deemed the amendment and restatement of the Charter of the Corporation as hereinabove set forth advisable and directed the amendment be submitted to the stockholders of the Corporation for consideration at a meeting duly convened and held on July 18, 2007.  The amendment and restatement of the Charter of the Corporation was approved by the stockholders of the Corporation by written consent in lieu of meeting dated July     , 2007 in accordance with Section 2-505 of the Maryland General Corporation Law.

FOURTH:  The address of the principal office of the Corporation in Maryland is 500 East Pratt Street, Suite 1250, Baltimore, Maryland 21202.  The name of the resident agent is Allison McCann, whose address is 500 East Pratt Street, Suite 1250, Baltimore, Maryland 21202.

FIFTH:  The number of directors of the Corporation and the names of those directors currently in office is as set forth in Article Thirteenth above.

SIXTH: These Sixth Articles of Amendment and Restatement increase the par value of the authorized stock of the Corporation.  Immediately before the amendment, the total number of shares of all classes of stock of the Corporation heretofore authorized and the number and par value of the shares of each class were 101,979,000 shares, of the par value of $0.01 each, of which 55,179,000 shares were designated Common Stock and 46,800,000 shares were designated Preferred Stock.  The aggregate par value of all shares having par value was $1,019,790.  As amended and restated, the total number of shares of all classes of stock of the Corporation as increased, and the par value of such shares, are 216,657,212 shares, of the par value of $0.01 each, of which 120,000,000 shares are designated Common Stock and 96,657,212 shares are designated Preferred Stock.  The aggregate par value of all shares having par value is $2,166,572.12.

[Signatures follow on the next page]

IN WITNESS WHEREOF, the Corporation has caused these Sixth Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this        day of                               , 2007.

THE UNDERSIGNED, President acknowledges these Sixth Articles of Amendment and Restatement to be the corporate act of the Corporation; and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.

WITNESS/ATTEST:	METASTORM INC.

/s/ Swata J. Gandhi	By: /s/ Robert J. Farrell(SEAL)
Swata J. Gandhi	Robert J. Farrell
Secretary	President